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                                  EXHIBIT 99.1.1


Dallas, Texas
February 24, 1997


                      CHANGE IN SECURITIES TRADING MARKET

         Tidelands Royalty Trust B (TIRTZ) (the "Trust") has been notified by The Nasdaq Stock Market, Inc. ("Nasdaq") that the Trust's units of beneficial interest units will cease to be listed for trading on the Nasdaq's Small Cap Market. The market for the Trust's units instead will occur through the Over the Counter Bulletin Board. This change will be effective with the opening of business on February 27, 1997. The trading symbol on the Over the Counter Bulletin Board will continue to be "TIRTZ."

         The Trust's units are being delisted because the Trust does not meet Nasdaq's minimum assets and equity criteria. Management of the Trust, however, believes that Nasdaq's action is not based on any deterioration of the Trust's financial condition or prospects. Since 1993, the Trust has been listed pursuant to an exception from Nasdaq's continued listing criteria. Nasdaq now has determined not to continue this exception, based in part on "the emergence of the [Over the Counter Bulletin Board] as a viable option for companies not qualifying for continued inclusion on Nasdaq."

         Management of the Trust also believes that the Over the Counter Bulletin Board will prove to be a satisfactory market mechanism for trading in the units. Actual results, of course, may vary and will depend on the number of market makers who are active in the units, the number of buyers and sellers of units, the prices at which such buyers and sellers are willing to buy and sell, and the future results of the Trust's operations.

         The Trust has 1,386,375 units issued and outstanding, 452,366 of which are owned by Marine Petroleum Trust. Tidelands is a royalty trust with overriding royalty interests in oil and gas leases in the Gulf of Mexico. The majority of its income is from leases owned and operated by Chevron and Pennzoil. In 1996 Tidelands collected oil and gas royalties totaling $1,093,787 ($.788955 per share) and (after deducting administrative expenses of $64,264) distributed $1,029,523 ($.742601 per share) to its unitholders.


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